Exhibit 99.1

Investor Contact	Media Contact
Olga Guyette, Director-Investor Relations	Josh Gitelson, Director-Communications
(781) 356-9763	(781) 356-9776
olga.guyette@haemonetics.com	josh.gitelson@haemonetics.com

Haemonetics Reports First Quarter Fiscal 2022 Results;
Increases Guidance for Vascular Closure Revenue and Affirms All Other Fiscal 2022 Guidance; Expands Operational Excellence Program

Boston, MA, August 11, 2021 - Haemonetics Corporation (NYSE: HAE) reported financial results for its first quarter of fiscal 2022, which ended July 3, 2021:

		1st Quarter 2022
■	Revenue, increase	$229 million, 17%
■	Revenue increase (organic)[1]	6%
■	Loss per share	($0.09)
■	Adjusted earnings per diluted share	$0.50
■	Cash flow from operating activities	($2) million
■	Free cash flow before restructuring & restructuring related costs	$2 million
	[1] Excludes the impact of currency fluctuation, strategic exits of product lines, acquisitions and divestitures.

Chris Simon, Haemonetics’ CEO, stated: “Our first quarter performance is a positive start to the year, supported by recovery across all of our businesses, especially Hospital, and the initial Plasma Persona® rollouts. We remain confident in the strong end-market demand for our products and continue to anticipate full recovery from the pandemic by the end of this fiscal year. Our revised Operational Excellence Program will drive quality, service and greater productivity, while helping us to offset impacts of the anticipated customer loss, the effects of the COVID-19 pandemic and rising inflationary pressures.”

GAAP RESULTS

First quarter fiscal 2022 revenue was $228.5 million, up 16.8% compared with fiscal 2021. Business unit revenue and growth rates compared with the prior year were as follows:

($ millions)	1st Quarter 2022 Reported
Plasma	$71.8	5.3%
Hospital	$78.5	75.1%
Blood Center	$72.9	(6.2%)
Net business unit revenue	$223.3	17.0%
Service	$5.2	10.7%
Total net revenue	$228.5	16.8%

Gross margin was 47.3% in the first quarter of fiscal 2022, compared with 46.0% in fiscal 2021. Operating expenses were $106.7 million in the first quarter of fiscal 2022, compared with $78.3 million in the prior year. The Company had operating income of $1.4 million and a 0.6% operating margin in the first quarter of fiscal 2022, compared with operating income of $11.7 million and an operating margin of 6.0% in fiscal 2021. The income tax rates were 48% and (32%) in the first quarters of fiscal 2022 and fiscal 2021, respectively. First quarter fiscal 2022 net loss and net loss per share were $4.5 million and $0.09, respectively, compared with net income and earnings per diluted share of $10.5 million and $0.21, respectively, in fiscal 2021.

ADJUSTED RESULTS

Organic revenue for the first quarter of fiscal 2022 was up 6.0% compared with the prior year. Business unit organic revenue growth rates compared with the prior year were as follows:

1st Quarter 2022 Organic
Plasma	6.2%
Hospital	26.4%
Blood Center	(5.9%)
Net business unit revenue	6.0%
Service	3.7%
Total net revenue	6.0%

Within Hospital, organic revenue growth in the Hemostasis Management product line was 31.1% in the first quarter of fiscal 2022 compared with the prior year.

First quarter fiscal 2022 adjusted gross margin was 54.7%, up 750 basis points compared with the prior year. The primary drivers of this improvement were the addition of Vascular Closure from the acquisition of Cardiva Medical, Inc. (“Cardiva”), productivity savings from the Operational Excellence Program, favorable product mix and improved operating efficiency due to higher volume and lower expenses related to the pandemic as compared with the prior year, partially offset by the impact of previous divestitures and price adjustments.

Adjusted operating expenses in the first quarter of fiscal 2022 were $87.1 million, up $23.4 million, or 36.7%, compared with the prior year. The increase in adjusted operating expenses was primarily driven by the acquisition of Cardiva, an increase in variable compensation and continued investments. Adjusted operating income for the first quarter of fiscal 2022 was $37.9 million, up $9.4 million or 32.9%, and adjusted operating margin was 16.6%, up 200 basis points when compared with fiscal 2021. The adjusted income tax rate was 24% in the first quarter of fiscal 2022 compared with an adjusted income tax rate of 4% in fiscal 2021. The adjusted income tax rate in the first quarter of fiscal 2021 was abnormally low due to the benefit of higher share vestings and option exercises.

First quarter fiscal 2022 adjusted net income was $25.4 million, up $1.7 million or 7.2%, and adjusted earnings per diluted share was $0.50, up 8.7% when compared with fiscal 2021.

OPERATIONAL EXCELLENCE PROGRAM

The Company announced that it has revised its Operational Excellence Program, a restructuring initiative designed to improve product and service quality, reduce cost principally in our manufacturing and supply chain operations and ensure sustainability while helping to offset impacts from a previously announced customer loss, rising inflationary pressures and effects of the COVID-19 pandemic. The revised program is now expected to generate $115 million to $125 million in gross savings by the end of fiscal 2025. The Company anticipates that about half of the realized savings will contribute to increased operating income by the end of the program. In conjunction with this program, the Company expects to incur restructuring and restructuring related costs of $95 million to $105 million.

BALANCE SHEET AND CASH FLOW

Cash on hand at July 3, 2021 was $173.5 million, a decrease of $18.8 million since April 3, 2021. Cash flow from operating activities was ($1.7) million and free cash flow before restructuring and restructuring related funding requirements was $1.8 million during the first quarter of fiscal 2022, compared with $11.8 million and $10.9 million, respectively, in fiscal 2021.

During the first quarter of fiscal 2022, the Company also had net repayments on its long-term debt of $4.4 million as compared with net borrowings of $145.6 million in the prior year.

RESTRUCTURING AND RESTRUCTURING RELATED COSTS, DEAL AMORTIZATION, INTEGRATION AND TRANSACTION COSTS, GAIN ON DIVESTITURES AND SALE OF ASSETS

The Company incurred restructuring and restructuring related costs of $10.1 million in the first quarter of fiscal 2022 compared with $4.0 million in fiscal 2021 and deal amortization expenses of $12.4 million in the first quarter of fiscal 2022 compared with $8.3 million in fiscal 2021.

In addition, during the first quarter of fiscal 2022, the Company incurred integration and transaction costs of $16.7 million, primarily associated with the acquisition of Cardiva, as compared with $1.3 million of such costs in fiscal 2021. The Company also recorded a gain on divestitures and sale of assets of $9.6 million during the first quarter of fiscal 2022 in connection with an earn-out associated with the fiscal 2021 divestiture of certain U.S. blood donor management software solution assets.

FISCAL 2022 GUIDANCE

The Company affirmed its GAAP total revenue growth guidance of 13 – 18% and organic revenue growth guidance issued on May 13, 2021 as follows:

Organic[1]
Total revenue	8 - 12%
Plasma revenue	15 - 25%
Hospital revenue	15 - 20%
Blood Center revenue	(6 - 8%)
[1]Excludes the impact of currency fluctuation, strategic exits of product lines, acquisitions and divestitures and the impact of the 53rd week in fiscal 2021. Reconciliations of reported to organic revenue are provided in the schedules accompanying this release and in the analytical tables referenced below.

Total company GAAP revenue guidance includes $75 - $85 million revenue related to Vascular Closure. Hospital organic revenue guidance includes a Hemostasis Management organic revenue growth in the mid-twenties.

Additionally, the Company affirmed its adjusted operating margin, adjusted earnings per diluted share and free cash flow before restructuring and restructuring related costs guidance as follows:

Adjusted operating margin	19 - 20%
Adjusted earnings per diluted share	$2.60 - $3.00
Free cash flow, before restructuring & restructuring related costs	$135M - $155M

WEBCAST CONFERENCE CALL AND RESULTS ANALYSIS

The Company will host a conference call with investors and analysts to discuss first quarter fiscal 2022 results on Wednesday, August 11, 2021 at 8:00am EDT. Interested parties may participate by telephone by dialing (877) 848-8880 from within the U.S. or Canada or (716) 335-9512 from international locations, using the access code 1674067. Alternatively, a live webcast of the call can be accessed on Haemonetics’ investor relations website at the following direct link: https://edge.media-server.com/mmc/p/i5w7z4hk

The Company is posting this press release to its Investor Relations website, in addition to results analyses that will be referenced on the webcast. These analyses can be accessed at the following direct link: https://haemonetics.gcs-web.com/static-files/7aef5a76-0b37-40ea-91ce-d6b0592279ea

ABOUT HAEMONETICS

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing a suite of innovative hematology products and solutions for customers, to help them improve patient care and reduce the cost of healthcare. Our technology addresses important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit www.haemonetics.com.

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements in this press release may include, without limitation, statements regarding (i) plans and objectives of management for operations of the Company, including plans or objectives related to the development and commercialization of, and regulatory approvals related to, the Company’s products and plans or objectives related to the Operational Excellence Program; (ii) estimates or projections of financial results, financial condition, capital expenditures, capital structure or other financial items, (iii) the impact of the COVID-19 pandemic on the Company’s operations, availability and demand for its products, and future financial performance, and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences.

Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the impact of the COVID-19 pandemic, including the scope and duration of the outbreak; government actions and restrictive measures implemented in response; availability and demand for the Company’s products; the Company’s ability to implement as planned and realize estimated cost savings from the Operational Excellence Program; the Company’s ability to execute business continuity plans; risks arising from the Company’s acquisition of Cardiva, including any failure to realize the anticipated benefits of the transaction; the possibility that CSL Plasma, Ltd. may determine to renew it U.S. supply agreement with the Company for additional periods; technological advances in the medical field and standards for transfusion medicine and the Company’s ability to successfully offer products that incorporate such advances and standards; product quality; market acceptance; regulatory uncertainties, including in the receipt or timing of regulatory approvals; the effect of economic and political conditions; the impact of competitive products and pricing; blood product reimbursement policies and practices; and the effect of industry consolidation as seen in the plasma market. These and other factors are identified and described in more detail in the Company's periodic reports and other filings with the U.S. Securities and Exchange Commission (the “SEC”). The Company does not undertake to update these forward-looking statements.

MANAGEMENT’S USE OF NON-GAAP MEASURES

This press release contains financial measures that are considered “non-GAAP” financial measures under applicable SEC rules and regulations. Management uses non-GAAP measures to monitor the financial performance of the business, make informed business decisions, establish budgets and forecast future results. Performance targets for management are also based on certain non-GAAP financial measures. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, the Company’s reported financial results prepared in accordance with U.S. GAAP. In this release, supplemental non-GAAP measures have been provided to assist investors in evaluating the performance of the Company’s core operations and provide a baseline for analyzing trends in the Company’s underlying businesses. We strongly encourage investors to review the Company’s financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

When used in this release, organic revenue growth excludes the impact of currency fluctuation, strategic exits of product lines, acquisitions and divestitures and the impact of the 53rd week in fiscal 2021. Adjusted gross profit, adjusted operating expenses, adjusted operating income, adjusted net income and adjusted earnings per diluted share exclude restructuring and restructuring related costs, deal amortization expenses, asset impairments, accelerated device depreciation and related costs, costs related to compliance with the European Union Medical Device Regulation, integration and transaction costs, gains and losses on dispositions, certain tax settlements and unusual or infrequent and material litigation-related charges. Adjusted net income and adjusted earnings per diluted share also exclude the tax impact of these items. Free cash flow before restructuring and restructuring related costs is defined as cash provided by operating activities less capital expenditures, net of the proceeds from the sale of property, plant and equipment. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures to similarly titled measures used by other companies.

A reconciliation of non-GAAP historical financial measures to their most comparable GAAP measure are included at the end of the financial sections of this press release as well as on the Company’s website at www.haemonetics.com. The Company does not provide a quantitative reconciliation of its forward-looking organic revenue growth guidance by business unit to the comparable GAAP measure because forecasting the impact of foreign currency fluctuations by business unit is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. Additionally, the Company does not attempt to provide reconciliations of forward-looking adjusted operating margin guidance, adjusted earnings per diluted share guidance or free cash flow before restructuring and restructuring related costs guidance to the comparable GAAP measures because the combined impact and timing of recognition of certain potential charges or gains, such as restructuring costs and impairment charges, is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company’s financial performance.

Haemonetics Corporation Financial Summary
Condensed Consolidated Statements of (Loss) Income for the First Quarter of FY22 and FY21
(Data in thousands, except per share data)

	7/3/2021	6/27/2020	% Inc/(Dec)
			vs Prior Year
	(unaudited)
Net revenues	$228,528	$195,577	16.8%
Gross profit	108,085	90,030	20.1%

R&D	12,701	7,750	63.9%
S,G&A	91,218	62,302	46.4%
Amortization of intangible assets	12,379	8,263	49.8%
Gain on divestitures and sale of assets	(9,603)	—	n/m
Operating expenses	106,695	78,315	36.2%

Operating income	1,390	11,715	(88.1)%

Interest and other expense, net	(4,398)	(3,735)	17.8%
(Loss) income before taxes	(3,008)	7,980	n/m

Tax expense (benefit)	1,446	(2,547)	n/m

Net (loss) income	$(4,454)	$10,527	n/m

Net (loss) income per common share assuming dilution	$(0.09)	$0.21	n/m

Weighted average number of shares:
Basic	50,939	50,418
Diluted	50,939	51,247

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	47.3%	46.0%	1.3%
R&D	5.6%	4.0%	1.6%
S,G&A	39.9%	31.9%	8.1%
Operating income	0.6%	6.0%	(5.4)%
(Loss) income before taxes	(1.3)%	4.1%	(5.4)%
Net (loss) income	(1.9)%	5.4%	(7.3)%

Revenue Analysis for the First Quarter of FY22 and FY21
(Data in thousands)

	Three Months Ended
	7/3/2021	6/27/2020	Reported growth	Currency impact	Acquisition and Divestitures(1)	Other Strategic Exits(2)	Organic growth
	(unaudited)
Revenues by business unit
Plasma	$71,844	$68,211	5.3%	0.8%	—%	(1.7)%	6.2%
Blood Center	72,945	77,789	(6.2)%	3.4%	(3.7)%	—%	(5.9)%
Hospital(3)	78,494	44,839	75.1%	4.8%	43.9%	—%	26.4%
Net business unit revenues	$223,283	$190,839	17.0%	2.8%	8.8%	(0.6)%	6.0%
Service	5,245	4,738	10.7%	7.0%	—%	—%	3.7%
Total net revenues	$228,528	$195,577	16.8%	2.8%	8.5%	(0.5)%	6.0%
(1) Reflects the divestiture impacts of (2.8%) related to the Company’s U.S. blood donor management software solutions assets and (0.9%) related to Inlog Holdings France SAS (“InLog”) in Blood Center. Also reflects the impacts of 46.8% and (2.9%) in Hospital related to Vascular Closure, resulting from the acquisition of Cardiva Medical Inc., and the divestiture of InLog, respectively.

(2) Reflects adjustments to both fiscal 2022 and 2021 Plasma revenue due to certain strategic exits within the liquid solutions business.

(3) Hospital revenue includes Hemostasis Management revenue of $32.2 million and $24.0 million for the three months ended July 3, 2021 and June 27, 2020, respectively. Hemostasis Management revenue increased 34.3% in the first quarter of fiscal 2022 as compared with the same period of fiscal 2021. Hemostasis Management revenue increased 31.1%, on an organic basis, in the first quarter of fiscal 2022 as compared with the same period of fiscal 2021. Hospital revenue also includes Vascular Closure revenue of $21.8 million for the three months ended July 3, 2021. Vascular Closure revenue is excluded on an organic growth basis.

Condensed Consolidated Balance Sheets
(Data in thousands)

	As of
	7/3/2021	4/3/2021
	(unaudited)
Assets
Cash and cash equivalents	$173,462	$192,305
Accounts receivable, net	132,908	127,555
Inventories, net	326,500	322,614
Other current assets	51,498	51,072
Total current assets	684,368	693,546
Property, plant & equipment, net	214,782	217,559
Intangible assets, net	353,688	365,483
Goodwill	466,314	466,444
Other assets	75,035	76,891
Total assets	$1,794,187	$1,819,923

Liabilities & Stockholders' Equity
Short-term debt & current maturities	$17,025	$17,016
Other current liabilities	211,314	236,479
Total current liabilities	228,339	253,495
Long-term debt	767,345	690,592
Other long-term liabilities	121,423	144,166
Stockholders' equity	677,080	731,670
Total liabilities & stockholders' equity	$1,794,187	$1,819,923

Condensed Consolidated Statements of Cash Flows
(Data in thousands)

	Three Months Ended
	7/3/2021	6/27/2020
	(unaudited)
Cash Flows from Operating Activities:
Net (loss) income	$(4,454)	$10,527
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,033	20,724
Contingent consideration expense	9,774	—
Share-based compensation expense	6,828	6,167
Amortization of fair value inventory step-up	5,295	—
Impairment of assets	5,144	1,028
Amortization of deferred finance costs	1,019	147
(Benefit) provision for losses inventory	(544)	1,452
Gains on divestitures and sale of assets	(9,603)	—
Change in other non-cash operating activities	(355)	(841)
Change in accounts receivable, net	(5,342)	25,067
Change in inventories, net	(8,553)	(24,557)
Change in other working capital	(25,922)	(27,902)
Net cash (used in) provided by operating activities	(1,680)	11,812
Cash Flows from Investing Activities:
Capital expenditures	(13,919)	(7,696)
Acquisition	(2,500)	(16,606)
Proceeds from divestitures	—	—
Proceeds from sale of property, plant and equipment	568	406
Net cash used in investing activities	(15,851)	(23,896)
Cash Flows from Financing Activities:
Borrowings, net of repayments	(4,375)	145,625
Proceeds from employee stock programs	2,710	3,337
Other	31	(11)
Net cash (used in) provided by financing activities	(1,634)	148,951
Effect of exchange rates on cash and cash equivalents	322	1,547
Net Change in Cash and Cash Equivalents	(18,843)	138,414
Cash and Cash Equivalents at Beginning of the Period	192,305	137,311
Cash and Cash Equivalents at End of Period	$173,462	$275,725

Free Cash Flow Reconciliation:
Cash provided by operating activities	$(1,680)	$11,812
Capital expenditures, net of proceeds from sale of property, plant and equipment	(13,351)	(7,290)
Free cash flow after restructuring and restructuring related costs	(15,031)	4,522
Restructuring and restructuring related costs	21,369	8,263
Tax benefit on restructuring and restructuring related costs	(4,496)	(1,878)
Free cash flow before restructuring and restructuring related costs	$1,842	$10,907

Reconciliation of Adjusted Measures for the First Quarter of FY22 and FY21
(Data in thousands except per share data)
	Three Months Ended
	7/3/2021	6/27/2020
	(unaudited)
GAAP gross profit	$108,085	$90,030
Restructuring and restructuring related costs	8,082	1,207
Integration and transaction costs	5,295	90
Impairment of assets and PCS2 related charges	3,530	923
Adjusted gross profit	$124,992	$92,250

GAAP operating expenses	$106,695	$78,315
Deal amortization	(12,379)	(8,263)
Integration and transaction costs	(11,438)	(1,200)
European Medical Device Regulation costs and other	(2,371)	(753)
Restructuring and restructuring related costs	(1,973)	(2,793)
Litigation-related charges	(938)	—
Impairment of assets and PCS2 related charges	(113)	(1,583)
Gain on divestitures and sale of assets	9,603	—
Adjusted operating expenses	$87,086	$63,723

GAAP operating income	$1,390	$11,715
Deal amortization	12,379	8,263
Integration and transaction costs	16,733	1,290
Restructuring and restructuring related costs	10,055	4,000
Impairment of assets and PCS2 related charges	3,643	2,506
European Medical Device Regulation costs and other	2,371	753
Litigation-related charges	938	—
Gain on divestitures and sale of assets	(9,603)	—
Adjusted operating income	$37,906	$28,527

GAAP net (loss) income	$(4,454)	$10,527
Deal amortization	12,379	8,263
Integration and transaction costs	16,733	1,290
Restructuring and restructuring related costs	10,055	4,000
Impairment of assets and PCS2 related charges	3,643	2,506
European Medical Device Regulation costs and other	2,371	753
Litigation-related charges	938	—
Gain on divestitures and sale of assets	(9,603)	—
Tax impact associated with adjustments	(6,629)	(3,605)
Adjusted net income	$25,433	$23,734

GAAP net (loss) income per diluted common share(1)	$(0.09)	$0.21
Adjusted items after tax per common share assuming dilution	0.59	0.25
Adjusted net income per common share assuming dilution(2)	$0.50	$0.46
(1) GAAP net loss per common share is calculated using weighted average basic shares outstanding and excludes the impact of outstanding stock awards from the diluted loss per share calculation as their inclusion would have an anti-dilutive effect.

(2) Adjusted net income per common share is calculated using weighted average diluted shares outstanding of 51,258 which includes the impact of outstanding stock awards.

Projected Fiscal 2022 GAAP and Organic Revenue Growth Rates
FY 2022
GAAP Revenue Growth	13 - 18%
Currency impact	(1-2%)
Acquisitions and divestitures(1)	(6%)
Other strategic exits(2)	1%
53rd week(3)	1%
Organic Revenue Growth	8 - 12%
(1) Reflects adjustment to fiscal 2021 revenue as a result of the divestiture of the Company’s U.S. blood donor management software solutions assets and Inlog Holdings France SAS, as well as an adjustment to fiscal 2022 revenue related to the acquisition of Cardiva Medical, Inc.

(2) Reflects adjustments to Plasma revenue due to certain strategic exits within the liquid solutions business.

(3) Reflects adjustment to fiscal 2021 revenue for the impact of the 53rd week.